FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This FIRST AMENDMENT to the EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into by and between Grid Dynamics Holdings, Inc. (the “Company”), and Leonard Livschitz (“Executive”) (together, the “Parties”).
RECITALS
WHEREAS, Executive signed an Executive Employment Agreement with Grid Dynamics International, Inc. on January 24, 2020, which the Company assumed (the “Agreement”); and
WHEREAS, the Parties desire to amend certain terms of the Agreement, as stated in this Amendment.
Now, therefore, the Parties hereby agree as follows:
1.Confidentiality Agreement. Section 12 of the Agreement shall be amended and replaced in full as follows:
12. Confidentiality Agreement. Executive agrees to follow and comply with the terms and conditions of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into by Employee and Grid Dynamics Holdings, Inc. (the “Confidentiality Agreement”). The Parties agree that if any term in the Agreement is inconsistent with any term in the Confidentiality Agreement, the terms of the Agreement shall govern and prevail.
2.Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.
3.Entire Agreement; No Oral Modification. This Amendment constitutes the full and entire understanding and agreement between the Company and Executive with regard to the amendment of the Agreement. This Amendment supersedes any prior promises, agreements, or understandings related to the subject matter hereof and may be amended only in writing signed by the Company and Executive.
4.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.

Dated: September 1, 2020		COMPANY
	By:	/s/ Yury Gryzlov
Yury Gryzlov
Senior Vice President of Operations

Dated: September 1, 2020		EXECUTIVE
/s/ Leonard Livschitz
Leonard Livschitz

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This SECOND AMENDMENT to the EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into by and between Grid Dynamics Holdings, Inc. (the “Company”), and Leonard Livschitz (“Executive”) (together, the “Parties”) and is effective as of April 28, 2022.
RECITALS
WHEREAS, Executive signed an Executive Employment Agreement with Grid Dynamics International, Inc. on January 24, 2020, which the Company assumed (the “Agreement”); and
WHEREAS, the Parties desire to amend certain terms of the Agreement, as stated in this Amendment.
Now, therefore, effective as of the date written above, the Parties hereby agree as follows:
5.Positions, Duties and Location. Section 1(a) of the Agreement shall be amended and replaced in full as follows:
[1](a) Positions, Duties and Location. As of the Effective Date, Executive will continue to serve as the Company’s Chief Executive Officer. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”). During the Employment Term beginning as of a date mutually agreed between Executive and the Company, Executive will perform Executive’s duties from the Company’s corporate offices located in Plano, Texas (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting Executive’s ability to work at the Company’s corporate offices remains in effect), subject to customary travel as reasonably required by the Company and necessary to the performance of Executive’s job duties.
6.Base Salary. Section 4(a) of the Agreement shall be amended and replaced in full as follows:
[4](a) Base Salary. Effective May 1, 2022 and during the Employment Term thereafter, the Company will pay Executive an annual salary of $800,000 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. The Company shall review the amount of the Base Salary from time to time, but shall not be required to increase the Base Salary.
7.Bonus. Section 4(b) of the Agreement shall be amended and replaced in full as follows:
[4](b) Bonus. Executive will be eligible to receive additional incentive-based compensation or bonuses, in the sole discretion of the Board or its Compensation Committee, with an annual target amount equal to $800,000 effective from May 1, 2022 (and any target bonus for a performance period in effect prior to, and that also includes May 1, will be prorated for the base salaries in effect for such performance period), which may be subject to the individual goals of Executive and/or any financial or other performance criteria of the Company, also as determined by the Board or its Compensation Committee, as applicable, in its sole discretion. To the extent bonuses are payable on a quarterly basis, the Board or its Compensation Committee, as applicable, will determine bonus eligibility each fiscal quarter, and any awarded bonus will be paid within sixty (60) days of the end of each fiscal quarter. For any bonuses payable for the Company’s full fiscal year, the Board or its Compensation Committee, as applicable, will determine the bonus eligibility for the applicable year, and any awarded bonus will be paid within sixty (60) days of the end of such year. Eligibility for any bonus is dependent upon Executive's continued employment with the Company on the date the bonus is to be paid. The Board or its Compensation Committee shall review the amount of potential bonus from time to time, but shall not be required to increase the potential bonus.
8.Equity. Executive acknowledges and agrees that the “Initial Awards” (as defined in Section 4(c) of the Agreement) previously have been granted to Executive under the Company’s 2020 Equity Incentive Plan and applicable award agreements thereunder. Each such Initial Award is, and will continue to be, subject to the terms of such plan and the applicable award agreement under which it was granted. For purposes of clarity, reference to Executive’s outstanding Equity Award agreements under Section 16 of the Agreement includes the award agreements under which the Initial Awards were granted. Accordingly, Section 4(c) of the Agreement is hereby deleted in its entirety. Further, Section 4(c)(iii) of the Agreement titled “Change of Control” shall be amended and replaced in full as follows:
[4(c)](iii) Change of Control. In the event the Company is subject to a Change of Control, all Equity Awards (or portions thereof) outstanding as of immediately prior to the completion of the Change of Control that are not assumed or substituted by the successor corporation in connection with the Change of Control, as determined under the Company’s 2020 Equity Incentive Plan (the “Equity Plan”), will become fully vested and exercisable and all restrictions on any such awards of restricted stock or restricted stock units will lapse. Equity Awards will not be deemed assumed or substituted and will become fully vested (and exercisable, as applicable) in a Change of Control if the awards are amended or modified in any manner that is adverse to Executive (e.g., less favorable vesting terms) without Executive’s written consent.
9.Expenses. Section 7 of the Agreement shall be amended and replaced in full as follows:
7. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Further, in connection with Executive’s relocation from California to Texas, Executive will be eligible to receive certain relocation benefits, in accordance with the Company’s US Relocation Policy, as may be in effect and/or amended from time to time (the “Policy”). In addition (but without duplication with the same or similar relocation benefits already provided under the Policy), Executive will be eligible to receive the following relocation benefits: (a) the Company will contract with a relocation company to move Executive’s household belongings and automobiles from California to Dallas, Texas (the “New Location”), and arrange for temporary storage in or around the New Location for such household belongings for up to three (3) months; (b) the Company will arrange for, and reimburse the rental costs of, reasonable temporary housing in or around the New Location for Executive and Executive’s spouse, for up to one (1) year following Executive’s relocation, with such housing arrangements to be mutually agreed between the Company and Executive; and (c) Executive will be eligible to use the shared corporate car that the Company makes available from time to time to Company employees at the New Location. All relocation benefits are subject to Executive’s continued employment with the Company through the date the benefit is provided or in the case of any reimbursements, the date that the expense is incurred, provided that in no event will any reimbursement be made after March 15 of the year immediately following the year in which such expense is incurred. In order to allow adequate time for expense reimbursements to be processed, Executive is advised to remit the appropriate documentation substantiating expenses to be reimbursed as soon as reasonably practicable following the date such expenses are incurred. Relocation benefits that are taxable to Executive will be subject to any applicable withholdings. The Company may provide additional reasonable benefits to assist with Executive’s relocation, based on the relevant circumstances at such time, which benefits will be determined by mutual agreement between the Company and Executive.
10.Equity Awards. Section 11(h) of the Agreement shall be amended and replaced in full as follows:
[11](h) Equity Awards. “Equity Awards” means Company stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards granted to Executive.
11.Notices. Section 14 of the Agreement shall be amended and replaced in full as follows:
14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Grid Dynamics Holdings, Inc.
Attn: Anil Doradla, Chief Financial Officer
Grid Dynamics, 5000 Executive Parkway, Ste 520,
San Ramon, CA 94583, United States of America

If to Executive:
Leonard Livschitz
[address omitted]

at the last residential address known by the Company.
12.Governing Law. Section 20 of the Agreement shall be amended and replaced in full as follows:
20. Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).
13.Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.
14.Entire Agreement; No Oral Modification. This Amendment constitutes the full and entire understanding and agreement between the Company and Executive with regard to the amendment of the Agreement. This Amendment supersedes any prior promises, agreements, or understandings related to the subject matter hereof and may be amended only in writing signed by the Company and Executive.
15.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.
16.Governing Law. This Amendment will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).
IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.

Dated: April 30, 2022		COMPANY
	By:	/s/ Yury Gryzlov
Yury Gryzlov
Senior Vice President of Operations

Dated: April 30, 2022		EXECUTIVE
/s/ Leonard Livschitz
Leonard Livschitz